LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of the 13th day of November, 2017, by and among 777 WEST PUTNAM AVENUE LLC, a Connecticut limited liability company (“Landlord”), and FSC CT, LLC, a Connecticut corporation (“Tenant”), with reference to the following facts:

RECITALS

A.    Landlord and Tenant are parties to that certain Lease dated as of July 22, 2013 (the “Lease”) demising certain premises containing approximately 44,000 rentable square feet located at 777 West Putnam Avenue, City of Greenwich, Connecticut, as more particularly described therein (the “Premises”). All words and phrases having their initial letters capitalized in this Agreement and not defined herein shall have the meanings set forth in the Lease.

B.    Landlord and Tenant mutually desire to terminate the Lease as to all or a portion of the Premises upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follow:

1.    Recitals Incorporated. The foregoing recitals are incorporated herein by reference into this Agreement as though set forth at length.

2.    Option to Terminate All or a Portion of the Premises. Landlord hereby grants to Tenant the right and option to elect to terminate the Lease as to all or a specified portion of the Premises upon the terms and conditions set forth herein. Tenant shall exercise such option by written notice to Landlord delivered on or prior to December 15, 2017 (i) specifying whether Tenant elects to terminate the Lease in its entirety as to all of the Premises or if Tenant elects to terminate the Lease only with respect to a portion of the Premises in which event Tenant’s election notice shall specify the rentable square footage of the Premises which Tenant shall retain (the “Retained Premises Square Footage”) and occupy for the balance of the Term subject to early cancellation as provided below, and (ii) accompanied by Tenant’s payment of the sum of $8,050,000.00 (the “Termination Fee”). The location of the portion of the Premises which Tenant shall continue to occupy shall be reasonably determined by Landlord as provided in Section 3 below (the “Retained Premises”). Time is expressly of the essence with respect to Tenant’s right and option as set forth herein and, if Tenant shall fail to timely provide the requisite notice of election as provided herein and/or to timely and fully pay the Termination Fee, Tenant shall be deemed to have unconditionally waived and relinquished the right and option to terminate as provided herein and Tenant shall have no further right or option to terminate the Lease or any portion thereof on the terms contained herein or on any other terms.

3.    Retained Premises. Following receipt of Tenant’s election notice and payment of the Termination Fee pursuant to Section 2 above, on or before December 20, 2017, Landlord shall provide written notice to Tenant of the location and configuration of the Retained Premises as reasonably determined by Landlord which Retained Premises shall contain the rentable square footage designated by Tenant. Landlord at its sole option, but without any affirmative obligation to do so, may at any time cause the Retained Premises to be separately demised for Tenant’s occupancy. From and after January 1, 2018, Tenant shall use and occupy the Retained Premises for the balance of the Term subject to all of the terms and conditions of the

Lease except that (i) Tenant’s obligation to pay Rent shall be reduced to the Retained Premises Rent (as defined below) and Tenant’s Percentage of increases in Operating Expenses and Real Estate Taxes shall be proportionately reduced based upon the ratio of the Retained Premises Square Footage to the rentable square footage of the original Premises (44,000 rentable square feet), (ii) Tenant shall have no option to extend the term of the Lease beyond the existing primary Term of the Lease or to expand the Premises, and (iii) Tenant shall have the right and option as set forth in Section 5 below to terminate the Lease with respect to the Retained Premises or from time to time reduce (but not expand) the Retained Premises Square Footage and the Retained Premises. On or before December 20, 2017, Landlord shall provide to Tenant notice of Landlord’s determination of the Retained Premises Rent and Tenant’s Percentage of Operating Expenses and Real Estate Taxes for the Retained Premises which shall be due January 1, 2018.

4.    Lease Expiration Dates.

Notwithstanding anything to the contrary contained in the Lease, the term of the Lease as to all of the Premises other than the Retained Premises (the “Surrender Premises”) shall expire and shall be deemed terminated effective on January 1, 2018 (the “Surrender Premises Expiration Date”). On the Surrender Premises Expiration Date, Tenant shall surrender possession of the Surrender Premises to Landlord and remove all of Tenant’s personal property therefrom, and Landlord shall accept possession of the Surrender Premises from Tenant, in the Surrender Premises’ current condition as of the date hereof.

Notwithstanding anything to the contrary contained in the Lease, the term of the Lease as to all of the Retained Premises shall expire and shall be deemed terminated effective on the last day of the existing primary Term unless Tenant shall exercise its right and option to terminate the Lease with respect to the Retained Premises or to time reduce the Retained Premises Square Footage and the Retained Premises as provided in Section 5 below (such date or dates being referred to herein as the “Retained Premises Expiration Date”). On the Retained Premises Expiration Date, Tenant shall surrender possession of the entirety of the Retained Premises, or lesser portion to be relinquished as provided in Section 5 below) to Landlord and remove all of Tenant’s personal property therefrom, and Landlord shall accept possession of the Retained Premises, or applicable portion thereof, from Tenant in the condition required as provided in the Lease.

5.    Option to Terminate or Reduce Retained Premises. Landlord hereby grants to Tenant the right and option from time to time to terminate the Lease as to all or any portion of the Retained Premises upon the following terms and conditions:

(a)    Tenant shall have fully and timely paid the Termination Fee as set forth in Section 2 above;

(b)    Tenant shall exercise such option by written notice to Landlord specifying whether Tenant is terminating the Lease as to all of the Retained Premises or only as to a portion thereof specifying the rentable square footage to be relinquished (the “Relinquished Premises Square Footage”);

(c)    The effective date of termination (whether total or partial) shall be the last day of the calendar month following that date which is not less than thirty (30) days prior to the date of Tenant’s notice to Landlord;

(d)    Effective from and after the first day of the calendar month following the effective date of such termination if Tenant shall have terminated the Lease as to less than all of the Retained Premises, (i) the term “Retained Premises” shall mean and refer to that portion of the Premises which continues to be leased to and occupied by Tenant, (ii) the term “Retained Premises Square Footage” shall mean and refer to the Retained Premises Square Footage less the Relinquished Premises Square Footage, and (iii) Tenant’s obligation to pay Rent shall be reduced to the Retained Premises Rent and Tenant’s Percentage of increases in Operating Expenses and Real Estate Taxes shall be proportionately reduced based upon the ratio of the Retained Premises Square Footage (after deduction of the Relinquished Premises Square Footage) to the rentable square footage of the original Premises (44,000 rentable square feet); and

(e)    If Tenant shall have terminated the Lease as to less than all of the Retained Premises, on or prior to that date which is ten (10) business days following Tenant’s notice to Landlord pursuant to Section 5(b) above, Landlord shall provide to Tenant notice of Landlord’s determination of the location and configuration of the Retained Premises as reasonably determined by Landlord, the Tenant Retained Premises Rent and Tenant’s Percentage of Operating Expenses and Real Estate Taxes for the Retained Premises which shall be due upon the effective date of the such partial termination of the Lease.

6.    Retained Premises Rent. The Retained Premises Rent shall be determined as 46.97% of the monthly Rent specified in Section 1A(xi) of the Lease on a per square foot basis for the Retained Premises. For example, if the Retained Premises Square Footage is 5,000 square feet and the Rent specified in Section 1A(xi) of the Lease were to be $170,000.00 per month, the Retained Premises Rent would be the sum of $9,073.75 computed as (5,000/44,000) X $170,000.00 X .4697.

7.    Remaining Equipment and Personal Property. After the Surrender Premises Expiration Date and the Retained Premises Expiration Date, as applicable, Landlord shall have the right to discard, sell or otherwise dispose of any remaining Tenant equipment, furniture, trade fixtures and other personal property remaining in the applicable portion of the Premises.

8.    Limited Release. From and after the Surrender Premises Expiration Date, Tenant shall be released from and have no further liability or obligation under the Lease with respect to the Surrender Premises except for such liabilities and obligations which first arose on or prior to the Surrender Premises Expiration Date and/or which under the terms of the Lease survive the expiration or sooner termination of the Lease. From and after the Retained Premises Expiration Date, Tenant shall be released from and have no further liability or obligation under the Lease with respect to the Retained Premises, or relinquished portion thereof (as applicable), except for such liabilities and obligations which first arose on or prior to the Retained Premises Expiration Date and/or which under the terms of the Lease survive the expiration or sooner termination of the Lease.

9.    Relocation of Retained Premises. At any time during the Term, at Landlord’s cost and expense, Landlord shall have the option upon thirty (30) days’ notice to Tenant to relocate the Retained Premises to other reasonably similar space within the Building and Tenant shall reasonably cooperate with Landlord in effectuating such relocation.

10.    Authority of Parties. Each party hereto represents and warrants that the execution and delivery of this Agreement by such party shall not violate or contravene any agreement, contract, security agreement, lease or indenture to which such party is a party or by which it is bound or requires the consent of any party to any of the foregoing.

11    Attorney Fees. If any party initiates legal proceedings to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to reimbursement of its reasonable attorney fees, costs, expenses and disbursements from the other parties.

12.    Conflict. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Lease, the terms and conditions contained in this Agreement shall prevail and be controlling.

13    Final and Complete Expression. This Agreement is the final and complete expression of the parties. This Agreement may not be modified, interpreted, amended, waived or revoked orally, but only by a writing signed by all of the parties hereto.

14    Severability. If any provision in this Agreement is deemed invalid, then the remaining provisions thereof will continue in full force and effect and will be construed as if the invalid provision had not been a part of this Agreement.

15    Counterparts; Digital Delivery. This Agreement may be executed and delivered in counterparts, including (without limitation) by means of facsimile transmission, email, PDF or other digital means, each of which shall constitute an original and all of which together shall constitute one and the same document.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement is made and executed as of the day and year fist above written.

TENANT:

FSC CT, LLC,
a Connecticut limited liability company

By: /s/ Bernard D. Berman
Name: Bernard D. Berman
Its: President

LANDLORD:

777 WEST PUTNAM AVENUE LLC,
a Connecticut limited liability company

By: /s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Its: Chief Executive Officer